Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

IMMEDIATE RELEASE

October 27, 2004

Vulcan International Corporation, the parent of Vulcan Corporation, a Tennessee corporation, a diversified manufacturer of rubber and foam with a manufacturing plant in Tennessee, announced  net revenues for the third quarter ending September 30, 2004 decreased to $2,231,000 from $2,756,337 in the third quarter of 2003. Net earnings from continuing operations increased to $415,067 in the third quarter of 2004 from $369,064 in the third quarter of 2003.  Capital gains in third quarter of 2004  were $40,859 compared to $65,160 in the third quarter of 2003.

In the third quarter ending September 30, 2004 the Company had earnings per share of 45 cents compared to $1.39 in the third quarter of 2003 resulting primarily from the settlement of the Re-Solve suit which constitutes 95 cents per share in 2003.

For the nine-month period ending September 30, 2004, the company had consolidated net earnings from continuing operations of $901,488 on revenues of $8,149,209. This compares to consolidated net earnings from continuing operations of $781,306 on revenues of $7,837,651 in 2003. Net income from discontinued operations in the nine month period of 2004 was $38,086 compared to $37,642 in 2003. Net gains on asset sales for the nine months ending September 30, 2004 due mainly from the sale of securities and timber were $424,250 compared to $670,046 in 2003. Net gains on sale of  assets from discontinued operations were $1,542,852 in 2004 compared to none in 2003.

On a per share basis for the nine month period ending September 30, 2004, the Company had earnings per share of $2.88 compared to $2.43 in the nine months ending September 30, 2003.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information: Contact Vernon E. Bachman, Vice President

   Secretary and Treasurer at (513) 621-2850

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	3 MONTHS ENDED
	SEPTEMBER 30,
	2004	2003

NET REVENUES:
CONTINUING OPERATIONS	$2,231,000	2,756,337

NET EARNINGS FROM:
CONTINUING OPERATIONS	398,344	1,324,063
NET GAINS (LOSS) ON DISPOSAL OF ASSETS	57,582	65,161
NET INCOME RELATED TO RE-SOLVE SETTLEMENT	-	955,000
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	455,926	2,344,224

INCOME FROM DISCONTINUED OPEATIONS	-	6,418

TOTAL NET EARNINGS	$455,926	2,350,642

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.40	0.37
NET GAINS(LOSS) ON DISPOSAL OF ASSETS	0.06	0.06
INCOME RELATED TO RE-SOLVE SETTLEMENT	-	0.95
INCOME FROM DISCONTINUED OPERATIONS	-	0.01

TOTAL EARNINGS PER COMMON SHARE	$0.45	1.39

AVERAGE NUMBER OF SHARES OUTSTANDING	1,006,707	1,004,707

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	9 MONTHS ENDED
	SEPTEMBER 30,
	2004	2003

NET REVENUES:
CONTINUING OPERATIONS	$8,149,209	7,837,651

NET EARNINGS FROM:
CONTINUING OPERATIONS	901,488	781,306
NET GAINS (LOSS) ON DISPOSAL OF ASSETS	424,250	670,046
NET INCOME RELATED TO RE-SOLVE SETTLEMENT	-	955,000
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	1,325,738	2,406,352

NET INCOME FROM:
DISCONTINUED OPEATIONS	38,086	37,642
GAIN ON SALE OF ASSETS	1,542,852	-
TOTAL NET EARNINGS FROM DISCONTINUED OPERATIONS	1,580,938	37,642

TOTAL NET EARNINGS	$2,906,676	2,443,994

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.89	0.78
NET GAIN (LOSS) ON DISPOSAL OF ASSETS	0.42	0.66
INCOME RELATED TO RE-SOLVE SETTLEMENT	-	0.95
INCOME FROM DISCONTINUED OPERATIONS	1.57	0.04

TOTAL EARNINGS PER COMMON SHARE	$2.88	2.43

AVERAGE NUMBER OF SHARES OUTSTANDING	1,006,678	1,004,670